Exhibit 99.1

News Release

WABTEC APPOINTS JOHN OLIN TO
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

PITTSBURGH (August 11, 2021) – Wabtec Corporation (NYSE: WAB) today announced John Olin will be named Executive Vice President and Chief Financial Officer of the company, effective October 1, 2021. Olin will succeed Pat Dugan, who is leaving the company in the fourth quarter.

Rafael Santana, Wabtec President and CEO, said: “John is a seasoned finance leader who has built his career on delivering results through dynamic market cycles, and is committed to delivering long-term shareholder value. With his wide range of expertise, he is the ideal person to lead our finance organization forward and will bring a compelling blend of strategic financial discipline, well-honed operating skills, and leadership abilities. We look forward to having him on the team.”

Santana added, “I want to thank Pat Dugan for his nearly 20 years of service to Wabtec. Since stepping into the role as CFO in 2014, he has actively participated in growing the company from ~$2.5 billion in revenues to ~$8 billion and was a key player in the strategic acquisitions of Faiveley Transport and GE Transportation. He has been instrumental in helping shape the company, strengthen our technology leadership position, expand our global footprint, and guide Wabtec to a position of strength. We are grateful for all that he has contributed to the company.”

Olin joins Wabtec as the former Senior Vice President and Chief Financial Officer of Harley-Davidson, where he was instrumental in driving strategic change amidst significant market disruption, including reshaping the company. Prior to Harley-Davidson, Olin served as controller of Kraft Foods' Cheese Division, and had 12 years of financial leadership at Kraft, Oscar Mayer Foods, and Miller Brewing Company. He also held positions with financial services and specialized consulting firms including Ernst and Whinney (now Ernst and Young).

“I’m excited to join Wabtec at a time of significant opportunity for the company,” said Olin. “Wabtec is shaping the future of transportation and I look forward to building on this position of strength and expanding returns to our shareholders, while delivering for our customers, employees, communities, and stakeholders.”

About Wabtec
Wabtec Corporation (NYSE: WAB) is focused on creating transportation solutions that move and improve the world. The company is a leading global provider of equipment, systems, digital solutions and value-added services for the freight and transit rail industries, as well as the mining, marine and industrial markets. Wabtec has been a leader in the rail industry for over 150 years and has a vision to achieve a zero-emission rail system in the U.S. and worldwide. The company has approximately 27,000 employees located at facilities in 50 countries throughout the world. Visit Wabtec’s website at: www.wabteccorp.com.
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Wabtec Media Contact
Deia Campanelli / Deia.Campanelli@Wabtec.com / 773-297-0482

Wabtec Investor Contact
Kristine Kubacki, CFA / Kristine.Kubacki@wabtec.com / 412-450-2033